Exhibit 10.1

Executed Version

Executive Employment Agreement

This Employment Agreement is entered into as of March 31, 2025, by and between Perma-Pipe International Holdings, Inc, (PPIH), a Delaware corporation ("PPIH" or "the Company"), and Saleh Nehad Sagr  ("Employee").

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, PPIH and Employee hereby agree as follows:

1.	Position of Employment.

The Company will appoint the Employee to the position of President of PPIH, and, in that position, Employee will report to the Chief Executive Officer (CEO) of PPIH. PPIH retains the right to change Employee's title, duties, and reporting relationships as may be determined to be in the best interests of the Company; provided, however, that any such change in Employee's duties shall be reasonably consistent with Employee's training, experience, and qualifications. During the Assignment Employee is expected to conduct himself in a manner (in all forums) as to not undermine the Company’s reputation.

The terms and conditions of the Employee's employment shall, to the extent not addressed or described in this Employment Agreement, be governed by the PPIH Policies and Procedures and existing practices. In the event of a conflict between this Employment Agreement and the PPIH Policies and Procedures or existing practices, the terms of this Employment Agreement shall govern.

2.	Term of Employment.

Employee's employment under this agreement with PPIH shall begin on March 31,  2025, the date of appointment to President of PPIH, shall be based in United Arab Emirates and shall continue for a period of 1 year (the “Initial Term”), and then automatically renew annually for successive one-year terms (each, a “Renewal Term”, together with the Initial Term, the “Term”) unless either party gives the other party written notice otherwise at least 90 days before the end of the Initial Term or a Renewal Period; or:

a.	Employee's employment is terminated by either party in accordance with the terms of Section 7 of this Employment Agreement; or

b.

Such term of employment is extended or shortened by a subsequent agreement duly executed by each of the parties to this Employment Agreement, in which case such employment shall be subject to the terms and conditions contained in the subsequent written agreement.

3.	Compensation and Benefits.

a.

Base Salary. Employee shall be paid a base salary of no less than $34,166.67 monthly, which is $410,000 annually ("Base Salary"), subject to all applicable withholding and deductions (see subsection 5.E for more information on tax withholding), such Base Salary to be paid to Employee in the same manner and on the same payroll schedule in which all similarly-situated PPIH employees receive payment. Base Salary will be reviewed annually and adjusted by the CEO of PPIH based on performance and external benchmarking of market compensation for equivalent positions. Timing of any adjustments will be aligned to overall corporate annual salary review.

b.

Incentive Compensation. Employee shall be eligible to participate in incentive compensation programs available to other similarly situated executives of PPIH as outlined below. Nothing in this Employment Agreement shall be deemed to require the payment of bonuses, awards, or incentive compensation to Employee.

c.

Short Term Incentive (STI). Employee will be eligible to receive Short Term Incentive in the form of an annual cash bonus opportunity with a target incentive set at 75% of Base Salary. Performance measures applicable to STI will be based upon objectives approved by the CEO. Bonus payment award and timing will align with Corporate annual bonus payouts following completion of annual financial calendar.

d.

Long Term Incentive (LTI). Employee will be eligible to receive Long Term Incentive in the form of Restricted Stock and Cash Payments with a target annual award of 100% of base salary. Under the Company’s current plan, Restricted Stock and Cash Awards would be granted that vests over a three (3) year period, with 1/3 vesting at the end of each anniversary of the grant. The actual award may be adjusted up or down based on compensation benchmarking and/or performance as   determined in good faith by the Board. The Board reserves the right to amend the LTI program and terms as deemed necessary.

e.

Employee Benefits. Employee shall be eligible to participate in all employee benefit plans, policies, programs, or perquisites made available by the Company to similarly situated employees. Notwithstanding anything herein to the contrary, the terms and conditions of Employee's participation in PPIH's employee benefit plans, policies, programs, or perquisites shall be governed by the terms of each such plan, policy, or program. Complete details of the plans including Health, Dental, , and Equity Incentives are available upon request.

f.	Vacation. Employee will be entitled to 22 days of paid vacation annually.

4.	Duties and Performance.

The Employee acknowledges and agrees that he is being offered a position of employment by PPIH with the understanding that the Employee possesses a unique set of skills, abilities, and experiences which will benefit the Company, and he agrees that his continued employment with the Company, whether during the term of this Employment Agreement or thereafter, is contingent upon his successful performance of his duties in his position as noted above, or in such other position to which he may be assigned.

a.   General Duties.

1.

Employee shall render to the very best of Employee's ability, on behalf of the Company, services to and on behalf of the Company, and shall undertake diligently all duties assigned to him by the Company.

2.

Employee shall devote his full time, energy, and skill to the performance of the services in which the Company is engaged, at such time and place as the Company may direct. Employee shall not undertake, either as an owner, director, shareholder, employee or otherwise, the performance of services for compensation (actual or expected) for any other entity without the express written consent of the CEO of PPIH.

3.	Employee shall faithfully and industriously assume and perform with skill, care, diligence, and attention all responsibilities and duties connected with his employment on behalf of the Company.
4.

Employee shall have no authority to enter into any contracts binding upon the Company, or to deliberately create any obligations on the part of the  Company, except as may be specifically authorized by the CEO, Board of Directors or as defined by the Delegation of Authority of PPIH.

b.   Specific Duties.

1.	Foster an organization with underlying values in safety, integrity, and ethics.
2.	Develop and meet quarterly and annual operating targets.
3.	Establish a high performance, results-driven culture that meets or exceeds commitments.
4.	Create a high performance, collaborative, hands on leadership team.
5.	Ensure a process is in place which provides robust sales and marketing plans and forecasts.
6.	Ensure a system is in place which drives operational excellence and continuous improvement.
7.	Prioritize the best growth and investment strategies to pursue.
8.	Maintain and enhance a culture of urgency in development and execution of sales and business plans and strategies.
9.	Provide visibility and strong communication skills to internal and external stakeholders. Identify and evaluate attractiveness of potential new markets (geographic and/or product) for growth globally.
10.	Develop and execute a plan for geographic expansion globally.
11.	Assist in the collection of outstanding receivables when needed.
12.	Provide business development and client relationship leadership for and representation of the PPIH group globally.
13.	Attend and/or speak at major industry meetings, conferences, and presentations to clients.

5.	Benefits Related to International Assignment.

Under the terms of this Employment Agreement, Employee will continue  the international assignment located in United Arab Emirates (“Assignment”) . Allowances for costs will be provided to compensate for Employee’s and Employee’s eligible dependent’s expenses. If the employee is asked to relocate during their assignment, the costs to be borne by the Company include Assignment preparatory costs, relocation of household goods/personal effects, temporary living, home visits and repatriation costs. Amounts included below may constitute taxable income to Employee but generally will not be taken into account as compensation for purposes of other Company benefit plans.

a.

Visa Assistance/Conduct: The Company will pay Employee’s visa application, assistance, and processing fees for any country they are asked to work in or reside. The Company will also coordinate a point of contact with a visa service provider that will work with Employee directly through this process. The Company will also assist with obtaining appropriate non-work visa and/or residence permits for Employee’s accompanying family members if requested. Once obtained, it will be Employee’s responsibility to ensure that Employee and Employee’s accompanying family members observe local laws and customs and comply with all tax and immigration requirements through the duration of the Assignment. The Company will pay for all costs associated with the Assignment in any future countries i.e., health care check-ups (including inoculations), passport issuance and legal employment agreements to ensure that Employee is able to work in the assigned country.

b.

Employee Benefits:  Employee shall be eligible to participate in all employee benefit plans, policies, programs, or perquisites available to similarly situated employees in United Arab Emirates. The terms and conditions of Employee's participation in such employee benefit plans, policies, programs, or perquisites shall be governed by the terms of each such plan, policy, or program. Complete details of the plans are available upon request.

c.	Automobile: The Company will provide Employee with a car. Make and model of vehicle to be consistent with local standards for Employee’s position and approved by the CEO.

d.

Home Leave: Employee and Employee’s accompanying dependents (spouse and children) will be entitled to a home leave trip following completion of each 12 months on Assignment. Vacation Days will be used for this trip. The Company will cover the cost of one round trip business class ticket for each family member per year after 12 months of service. Employee will make an effort to book such tickets at least 30 days in advance and at a day and time that minimizes ticket cost.

e.

Medical Emergency or Death:  Employee and family are eligible to return to home country for up to ten (10) calendar nights if someone in Employee’s immediate family is in critical condition or if a death occurs. Immediate family is defined as Employee’s spouse, father, mother, children, brother, sister, grandparents, grandchildren father-in-law, or mother-in-law. Employee must return to work the first day following the Emergency Leave.

f.

MENA In-Country, VISA, Contracts or Agreements:  This Employment Agreement supersedes any In-Country Employment Agreement. Service Gratuity payments required as a condition of residency will continue under this agreement.

g.

Repatriation costs:  At the conclusion of the Assignment, the Company will provide transportation costs, costs of return of personal property and possessions (up to 1.1 times the outbound shipment), and temporary living expenses for up to 30 days if incurred at the home location. Living expenses to be reimbursed consistent with the Company’s domestic travel and entertainment policy.

6.	Code of Conduct and Compliance with Laws.

Employee agrees to be bound by the provisions of the PPIH Code of Conduct and Global Anti-corruption Policy and Procedure. Employee asserts he has no conflict of interests in any other business dealings with PPIH. In the event a potential conflict of interest arises, Employee will promptly notify CEO in writing.

7.	Termination of Employment.

Employee's employment with the Company may be terminated, prior to the expiration of the term of this Employment Agreement, in accordance with any of the following provisions:

a.

Termination by Employee. The Employee may terminate employment at any time during the course of this Employment Agreement by giving 90 days’ notice in writing to the CEO of PPIH. During the notice period, Employee must fulfill all duties and responsibilities set forth above and use his best efforts to train and support his replacement, if any. Failure to comply with this requirement may result in Termination for Cause described below, but otherwise Employee's salary and benefits will remain unchanged during the notification period.

b.

Termination by the Company Without Cause. PPIH may terminate Employee's employment at any time during the course of this Employment Agreement by giving ninety (90) days’ notice in writing to the Employee. During the notice period, Employee must fulfill all of Employee's duties and responsibilities set forth above and use Employee's best efforts to train and support Employee's replacement, if any. Failure of Employee to comply with this requirement may result in Termination for Cause described below, but otherwise Employee's salary and benefits will remain unchanged during the notification period. Should PPIH terminate Employee’s employment without Cause, contingent on Employee signing a  release of claims, Employee will receive, relocation to home country, (12) months of Severance plus pro rata STI at 100% of target for the year of termination, and will retain all rights to vested Restricted Stock, and any unvested Restricted Stock and RSUs and any other equity awards will be forfeited except that Restricted Stock and Cash Awards due to vest in the current year, which will vest pro rata for the number of months Employee was employed in that year.

c.

Termination by Employee for Good Reason. Employee may terminate his employment with the Company for Good Reason (as defined below) by giving 90 days’ notice in writing to the Company. During the notice period, Company shall have the right to cure any Good Reason as defined in this Agreement. If requested by the Company, Employee must fulfill all of Employee's duties and responsibilities set forth above during the 90-day notice period and use Employee's best efforts to train and support Employee's replacement, if any. Failure of Employee to comply with this requirement may result in Termination for Cause described below, but otherwise Employee's salary and benefits will remain unchanged during the notification period. Should Company fail to cure Employee’s stated Good Reason within 90 days and, as a result, termination for Good Reason occurs, contingent on Employee signing a release of claims, Employee will receive (12) months of Severance plus pro rata STI at 100% of target for the year of termination, and retain all rights to vested Restricted Stock ,any unvested Restricted Stock,  and any RSUs  Any other equity awards will be forfeited except that Restricted Stock and Cash Awards due to vest in the current year will vest pro rata for the number of months Employee was employed in that year.  For the purposes of this Agreement, “Good Reason” is defined as material diminution in Employee's compensation or material negative changes by the Company affecting the Employee’s duties, responsibilities, reporting or authority as outlined in this Employment Agreement. Good Reason shall not exist at any time that the Employee could be terminated for Cause.

d.

Termination by the Company for Cause. The Company may, at any time and without notice, terminate the Employee for "Cause". Termination for "Cause" shall include but not be limited to termination based upon any of the following grounds: (a) repeated failure to perform the duties of the Employee's position in a satisfactory manner; (b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) conviction of or entrance of a plea of no contest for a felony involving moral turpitude; (d) illegal use of drugs or excessive use of alcohol in the workplace; (e) intentional and willful misconduct that may subject the Company to criminal or civil liability; (f) breach of the  Employee's duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (g) willful disregard of Company policies and procedures; (h) breach of any of the material terms of the Employment Agreement; and (i) insubordination or deliberate refusal to follow the lawful instructions of the Board of Directors of PPIH. Termination for Cause will result in immediate termination, no Severance, and forfeiture of all unvested Restricted Stock, RSUs , Cash Awards and any other equity awards. Cause shall not exist under subsections (a), (f), or (h) unless the Employee fails to cure the alleged misconduct, breach or violation after being given thirty (30) days' written notice by the Company of the alleged misconduct, breach or violation that is asserted as the basis for Cause.

e.

Termination by Death or Disability. The Employee's employment and rights to compensation under this Employment Agreement shall terminate if the Employee is unable to perform the duties of his position due to death, or disability lasting more than 90 days, taking into consideration the accommodation obligations under any local country requirements based on the applicable facts of any such disability, and the Employee's heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Employee is entitled under this Employment Agreement, except: (a) to the extent specifically provided in this Employment Agreement (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Employee is covered provide a benefit to the Employee's heirs, beneficiaries, successors, or assigns.

f.

Change in Control (CIC). CIC is defined by a change in ownership or a sale of substantially all of the Company’s assets and a material diminution of Employee’s duties, responsibilities, reporting or authority within 12 months following such ownership change. In the event of a CIC, Employee may terminate his employment with Good Reason. In addition, all RSU vesting will be accelerated. For purposes of determining whether a CIC has occurred, Company shall mean only PPIH, Inc.

g.

Severance. Severance means a payment equal to Employee’s Annual Base Salary plus continuation of group health and welfare benefits via local country requirements for  the Severance period. Severance will be paid in equal installments for the length of the Severance period, beginning with the first payroll period on or after 30 days after Employee signs the release of claims referenced herein.

h.	Release. Any post-termination Severance or benefits are subject to Employee signing a release of claims prior to receipt.

8.	Confidentiality.

To the fullest extent permitted by applicable law, the terms of the Confidentiality Agreement executed by the Employee are incorporated by reference into this Employment Agreement and are made a part hereto as if they appeared in this Employment Agreement itself. The terms of such Confidentiality Agreement, as incorporated herein, will extend for the duration of any Severance period.

9.	Non-Solicitation/Non-Compete.

To the fullest extent permitted by applicable law, the terms of the Non-Solicitation/Non-Compete Agreement executed by the Employee are incorporated by reference into this Employment Agreement and are made a part hereto as if they appeared in this Employment Agreement itself. The terms of such Non-Solicitation/Non-Compete Agreement, as incorporated herein, will extend for the duration of any Severance period.

10.	Assignment of Inventions, Improvements and Developments.

he Employee hereby assigns and agrees to assign to the Company the entire worldwide right, in all inventions, improvements and developments, patentable or unpatentable, which, during his employment by the Company he shall have made or conceived or hereafter may make or conceive, either solely or jointly with others (a) with the use of the Company’s time, equipment, materials, supplies, facilities, or trade secrets or confidential business information or (b) resulting from or suggested by his work for the Company or (c) contemplated business of the Company, including, but not limited to, pre-insulated and/or secondarily contained piping systems for district heating and cooling systems, oil and gas flow lines, chemical transportation and related products and materials. All such inventions, improvements and developments shall automatically and immediately be deemed to be the property of the Company as soon as made or conceived. This assignment includes all rights to claim for any patent application for such inventions, improvements, and developments the full benefits and priority rights under the Patent Cooperation Treaty, the Paris Convention, and any other international intellectual property agreement. This assignment includes all rights to sue for all infringements, including those which may have occurred before this assignment. It is understood that this Employment Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, unless the invention (i) is related to the business of the Company, (ii) is related to the Company’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by the Employee for the Company.

11.	Disclosure.

Employee agrees to disclose promptly to the Company all such inventions, improvements, and developments when made or conceived. Upon termination of his employment for any reason, Employee shall immediately give to the Company all written records of such inventions, improvements and developments and make all full disclosures thereof, whether or not they have been reduced to writing.

12.	Aid and Assistance.

The Employee agrees, (a) to execute all documents necessary to protect inventions, improvement and developments assigned pursuant to Section 11, and to obtain, maintain, modify, or enforce any United States or foreign patent on such invention, improvements or developments; and (b) to cooperate with the Company in every reasonable way possible in obtaining evidence for use in any such proceedings to obtain, maintain, modify or enforce any such patent.

13.	Indemnification and Insurance.

The Company will defend, indemnify and hold Employee, his heirs, executors and administrators harmless against and in respect of any and all damages, losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, but not limited to, attorneys’ fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding) suffered, sustained, incurred or required to be paid by Employee by reason of or on account of Employee’s performance of work on behalf of the Company,  except to the extent due to any act or omission by Employee that constitutes a breach of this Employment Agreement or is outside the scope of his authority under this Employment Agreement.  In addition, the Company will maintain directors and officer’s liability insurance in place, with reasonable and customary limits, pursuant to which Employee shall be a named, additional, or covered insured.

14.	General Provisions.

a.

Notices. All notices and other communications required or permitted by this Employment Agreement to be delivered by PPIH or Employee to the other party shall be delivered in writing to the address shown below, either personally, or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time advise the other party, and shall be deemed given and received as of actual personal delivery, or upon the date or actual receipt shown on any return receipt if registered, certified or express mail is used, as the case may be.

PPIH, Inc.

25025 Interstate 45, Suite 200

The Woodlands, Texas 77380

Attention: CEO

Saleh Nehad Sagr

Edinburgh, Scotland

(Or such other address in the Company’s employment records.)

b.

Amendments and Termination; Entire Agreement. This Employment Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Employment Agreement constitutes the entire agreement of PPIH and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and employment agreements relating to such subject matter.

c.

Existing Agreements. The Employee represents to the Company that he is not subject or a party to any employment or consulting agreement, confidentiality, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Employment Agreement or limit his ability to fulfill his responsibilities hereunder.

d.

Successors and Assigns. The rights and obligations of the parties hereunder are not assignable to another person without prior written consent; provided, however, that PPIH, without obtaining Employee's consent, may assign its rights and obligations hereunder to a wholly-owned subsidiary and provided further that any post- employment restrictions shall be assignable by PPIH to any entity which purchases all or substantially all of the Company's assets.  In addition, in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Employment Agreement and its rights hereunder without obtaining Employee’s consent, provided that the assignee assumes all of the obligations of the Company hereunder, and upon such assignment and assumption, the Employee shall have no right to look to the Company for obligations arising hereunder after the effective date of such assignment.

e.

Severability Provisions Subject to Applicable Law. All provisions of this Employment Agreement shall be applicable only to the extent that they do not violate any applicable law and are intended to be limited to the extent necessary so that they will not render this Employment Agreement invalid, illegal, or unenforceable under any applicable law. If any provision of this Employment Agreement or any application thereof shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of other provisions of this Employment Agreement or of any other application of such provision shall in no way be affected thereby.

f.	Waiver of Rights. No waiver by PPIH or Employee of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

g.

Definitions, Headings, and Number. A term defined in any part of this Employment Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Employment Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement. Where appropriate to the context of this Employment Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

h.

Counterparts. This Employment Agreement may be executed in separate counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

i.

Governing Laws and Forum. This Employment Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas. The parties hereto further agree that any action brought to enforce any right or obligation under this Employment Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Texas.

IN WITNESS WHEREOF, PPIH and Employee have executed and delivered this Employment Agreement as of the date written below.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.

Date: March 31, 2025	By:	/s/ Saleh N. Sagr
Saleh N. Sagr
President

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.

Date: March 31, 2025	By:	/s/ David J. Mansfield
David J. Mansfield
Chief Executive Officer